                        AMENDED AND RESTATED LOAN AGREEMENT

          This Amended and Restated Loan Agreement (the "Agreement"), is made and entered into as of December 31, 1998, by and between The RiceX Company, a Delaware corporation ("Borrower"), and FoodCeuticals, LLC, a Delaware limited liability company, and its assigns or transferees pursuant to
     Section 5.5 ("Lender"), and sets forth the terms and conditions of the loan (the "Loan") evidenced by the Borrower's promissory notes, substantially in the form attached hereto as Exhibit A (collectively, the "Notes").

          WHEREAS, Borrower desires to enter into the Loan, and Lender desires to make the Loan on the terms and subject to the conditions set forth herein.

          WHEREAS, the obligations of the Borrower under the Loan are secured by those certain Security Documents between Borrower and Lender or Lender's wholly owned subsidiary dated this date substantially in the forms listed on Schedule A and attached hereto as Exhibits C (the "Security Documents").

          WHEREAS, Borrower and Lender desire to make certain representations, warranties and agreements in connection with the Loan.

          WHEREAS, the outstanding principal of the Loan is to bear interest at the rate of 18 % per annum with such interest to be prepaid at the time of each advance under this Loan Agreement in shares (the "Shares") of the Borrower's Common Stock, $.001 par value (the "Common Stock") on the basis of 50,847.5 shares for each $100,000 advanced, in accordance with Section
     1.2 of this Agreement and Section 2.1 of the Note.

          WHEREAS, as and for a charge for placing and procuring the Loan as of the date hereof, Borrower has agreed to issue to Lender warrants (the "Warrants") to purchase 202,353.5 shares of Common Stock for each $100,000 advanced (which amount shall be rounded to the nearest whole share) (the Warrant is in the form of Exhibit B hereto) , in accordance with Section
     1.2 of this Agreement and Section 2.1 of the Note.

          WHEREAS, Borrower desires to grant to Lender certain registration rights in respect of the Shares and the Common Stock that may be acquired on the exercise of the Warrant (the "Warrant Shares"), which registration rights shall have the terms and be subject to the conditions set forth in the Registration Rights Agreement dated this date substantially in the form attached hereto as Exhibit D (the "Registration Rights Agreement").

          WHEREAS, this Agreement, the Notes, the Warrant, the Security Documents, and the Registration Rights Agreement are collectively referred to herein as the "Transaction Documents".

          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein, the parties agree as follows:



                                     ARTICLE I
                                      THE LOAN

          1.1 BORROWINGS UNDER THE LOAN. Subject to the terms of this Loan Agreement, Lender agrees to loan to the Borrower at the Closing (as defined herein), the sum of up to $1,850,000, of which the sum of $1,200,000 is to be advanced at the Closing and the balance shall be advanced not later than January 15,1999. All advances by Lender to Borrower shall be made by check or wire transfer to the account of the Borrower.

          1.2 PREPAID INTEREST; WARRANT. The Loan is to bear interest at the rate of 18% per annum. Interest is to be prepaid by delivery of the Shares at the time of each advance of the Loan, in accordance with Section 2.1 of the Note. The applicable Warrants shall be delivered on the date of each advance, in accordance with Section 2.1 of the Note.

          1.3 FUTURE FINANCINGS. During the time that the Loan remains outstanding, Borrower shall consult with Lender with respect to any additional equity or debt financings of Borrower and shall initially negotiate in good faith with Lender to provide any such financings prior to engaging in negotiations with any other party.





                                     ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF BORROWER

          Borrower represents and warrants to Lender that each of the following statements, except as set forth in the Borrower SEC Documents (as defined below), (i) are true and correct on the date hereof and (ii) will be true and correct in all material respects on the date each advance hereunder is made:

          2.1 ORGANIZATION, STANDING AND QUALIFICATION. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Borrower is licensed and qualified to do business as a foreign corporation in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification or license necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business of the Borrower. For purposes of this agreement "Material Adverse Effect" means a material adverse effect on the business, properties, assets, financial condition, liabilities or operations of a Person or its Subsidiaries taken as a whole.

          2.2 AUTHORITY; NO DEFAULTS. Borrower has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Borrower. The Transaction Documents have been executed and delivered by Borrower and constitute the valid and binding obligation of Borrower, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default or event of default (or event which, with notice or lapse of time or both, would constitute a default or event of default) under, any provision of any charter, bylaw, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, ordinance or regulation, or any restriction to which any property of Borrower is subject or by which Borrower is bound, the effect of which would be materially adverse to Borrower. Borrower is not, nor does Borrower have knowledge that it is alleged to be, in material violation or default of any applicable law, statute, order, rule or regulation promulgated or judgment entered by any court, administrative agency or commission or other governmental agency or instrumentality, domestic or foreign (a "Governmental Entity"), relating to or affecting the operation, conduct or ownership of the property or business of Borrower.

          2.3 APPROVALS. There is no legal impediment to the execution and delivery of the Transaction Documents by Borrower or to the consummation of the transactions contemplated thereby, and no filing or registration with, or authorization, consent or approval of, a Governmental Entity, shareholders or any other third party is necessary for the consummation by Borrower of the transactions contemplated thereby.

          2.4 CHARTER AND BYLAWS. Borrower has furnished to Lender true and complete copies of its charter and bylaws, each as amended to date and as presently in effect.




          2.5  SEC DOCUMENTS.

          (a) Borrower has made all filings with the Securities and Exchange Commission ("SEC") that it has been required to make under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act") since May 18, 1998. Lender has been provided with the opportunity to review true, complete and correct copies of Borrower's registration statement on Form 10-SB ("Form 10-SB"), together with all amendments and exhibits thereto thereto, Borrower's quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 1998, together with all amendments and exhibits thereto, and all other filings with the SEC made by Borrower (including all exhibits to such filings) since the filing of said Form 10-QSB (all such documents that have been filed with the SEC, as amended, are referred to as the "Borrower SEC Documents"). Lender has reviewed the Borrower SEC Documents to its satisfaction. As of their respective dates, and except as amended, Borrower SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of Borrower SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The financial statements of Borrower included in the borrower SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB) and fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments) the consolidated financial position of Borrower as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

          Since September 30, 1998, (i) there have been no material adverse changes in Borrower's business, operations or financial condition and
          (ii) Borrower's operations have been conducted in the ordinary course of business except as disclosed in writing to Lender.

          2.6 LITIGATION. As of the date of this Agreement, there is no suit, action, proceeding or investigation pending or, to the best knowledge of Borrower, threatened against or affecting Borrower, except for litigation arising in the ordinary course of Borrower's business which is neither material with respect to any individual action nor material with respect to all such actions in the aggregate, nor is there any outstanding judgment, order, writ, injunction or decree against Borrower, which judgment would have a material adverse effect on Borrower. Borrower is not subject to any court order, writ, injunction, decree, settlement agreement or judgment that contains or orders any on-going obligations, whether prohibitory or mandatory in nature, the performance of which would have a material adverse effect on Borrower.

          2.7 CAPITALIZATION. Borrower has authorized capital stock of (a) 100,000,000 shares of Common Stock, par value $.001 per share, of which, as of the date hereof, there are 19,805,500 shares issued and outstanding, and
     (b) shares of preferred stock, par value $.001 per share, of which, as of the date hereof, there are no shares issued and outstanding. All of the issued and outstanding shares of Common Stock were duly and validly issued and are fully paid and non-assessable. None of the outstanding shares of Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Borrower. As of the date hereof, Borrower has reserved for issuance an aggregate of 7,239,000 shares of Common Stock issuable on the exercise of outstanding warrants, options, or conversion of convertible securities (including shares issuable to CF Corporation) other than those issuable on exercise of the Warrants. Except as described above or in the Borrower SEC Documents, there are no outstanding options, warrants or rights to subscribe for, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Borrower or contracts, commitments, understandings or arrangements by which Borrower is or may be obligated to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the Shares and the Warrant Shares will be fully paid, non-assessable and free and clear of any Encumbrances. As used in this Agreement, the term "Encumbrance" means and includes (i) any security interest, mortgage, deed of trust, lien, charge, pledge, proxy, adverse claim, equity, power of attorney, or restriction of any kind, including but not limited to, any restriction or servitude on the use, transfer, receipt of income, or other exercise of any attributes of ownership, and (ii) any Uniform Commercial Code financing statement or other public filing, notice or record that by its terms purports to evidence or notify interested parties of any of the matters referred to in clause (i) that has not been terminated or released by another proper public filing, notice or record.

          2.8 SUBSIDIARIES. Food Extrusion Montana, Inc., a Montana corporation ("Subsidiary"), is the only Subsidiary of Borrower. The address of its principal executive office is 2400 Airport Road, Dillon, Montana. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power and authority to own, to lease or to operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification or license necessary, unless the failure to be so licensed or qualified would not have a material, adverse effect on Borrower. All outstanding shares of capital stock of the Subsidiary were duly and validly issued and are fully paid, non-assessable and owned by Borrower, free and clear of all Encumbrances. There are no options, warrants or other rights, agreements or commitments (including preemptive rights) obligating Borrower or the Subsidiary to issue, to sell or to transfer any shares of capital stock or other securities of the Subsidiary. There one (1) share of capital stock of Subsidiary issued and outstanding.

          2.9 LIABILITIES. Borrower has no liabilities or obligations, either accrued, absolute, contingent, or otherwise that have a Material Adverse Effect, and Borrower has no knowledge of any potential liability that it reasonably believes would likely result in a Material Adverse Effect, other than those (a) reflected or reserved against in the balance sheets reported on Borrower's Form 10-QSB for the fiscal quarter ended September 30, 1998, or (b) incurred in the ordinary course of business since September 30, 1998.

          2.10 LICENSES, PERMITS, AUTHORIZATIONS, ETC. Borrower holds all material approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of any type required to operate its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such approval, authorization, consent license, order, franchise, right, registration or permit.

          2.11 TITLE TO ASSETS; ENCUMBRANCES.

               (a) Borrower has good and indefeasible title to its assets, whether real, personal or intangible, free and clear of all Encumbrances except (i) liens for current taxes and assessments not yet due or being contested in good faith by appropriate proceedings, (ii) mechanic's liens arising under the operation of law for actions contested in good faith or for which payment arrangements have been made, (iii) liens granted or incurred by Borrower in the ordinary course of its business or financing of equipment, office space, furniture and computers in the ordinary course of its business, and
          (iv) easements, rights of way, encroachments or other restrictions or matters affecting title which do not prevent the assets from being used for the purpose for which they are currently being used;

               (b) There are no parties in possession of any of the assets of Borrower other than personal property held by third parties in the reasonable and ordinary course of business. Borrower enjoys full, free and exclusive use and quiet enjoyment of its assets and its rights pertaining thereto. Borrower enjoys peaceful and undisturbed possession under all leases under which it is a lessee, and all such leases are legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms.

           2.12 TAXES AND RETURNS. Borrower has filed all required tax returns and reports. Borrower has paid all taxes, assessments and governmental charges and penalties which it has incurred, except such as are being or may be contested in good faith by appropriate proceedings. Borrower is not delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted, or assessed against Borrower, and no requests for waivers of the time to assess any such tax are pending. For the purposes of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

           2.13 INSURANCE. Each policy of property, fire and casualty, product liability, worker's compensation, professional liability and title insurance and other forms of insurance (except group, health and life policies) and each bond issued or posted by any person with respect to any operations or other activities of Borrower is, to the knowledge of Borrower, the legal, valid and binding obligation of the insurer or bond issuer, enforceable in accordance with its terms, and is in an amount and provides for coverage as is customary in the ordinary business practices of Borrower's industry.

          2.14 PATENTS, TRADEMARKS, ETC. Schedule 2.14 lists all patents, trademarks, service marks, works of authorship, tradenames, brandnames or copyrights. Such patents, trademarks, service marks, works of authorship, tradenames, brandnames, and copyrights are referred to as the "Intellectual Property". Borrower is not using, and does not have any plan to manufacture, use or sell anything which would violate or infringe on any patent or proprietary right (of which

     Borrower is aware) of any other person, firm or corporation or which would require a license under any such patent or proprietary right. Borrower has not received any communications alleging that Borrower has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, tradenames, copyrights, works of authorship or trade secrets or other proprietary rights in processes of any other person or entity.

          2.15 MATERIAL CONTRACTS AND OBLIGATIONS. Borrower has provided Lender an opportunity to review, and Lender has reviewed to its satisfaction all material agreements of any nature to which Borrower is a party or by which it or any of its properties is bound, all employment and consulting agreements, loan agreements, leases, purchase contracts, employee benefit, bonus, pension, stock option, stock purchase and similar plans and arrangements, and distributor and sales representative agreements. True and complete copies of such written agreements have been provided to Lender. All such agreements and contracts are valid, binding and in full force and effect. Borrower is not in default on any of such agreements.

          2.16 COMPLIANCE. Borrower has complied in all material respects with all laws, and is not in violation of any charter or other corporate restrictions or any law, ordinance, requirement, regulation, judgment, injunction, award, decree, or other order applicable to its business.
     There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which Borrower is a party or by which it is bound, any provision of any state or federal judgment, decree, order, injunction, writ, statute, rule or regulation applicable to or binding upon Borrower, which would have a Materially Adverse Effect on Borrower. To the knowledge of Borrower, no employee of Borrower is in violation of any term of any employment contract, patent or other proprietary information disclosure agreement or any other contract or agreement relating to the employment of such employee with Borrower.

          2.17 EMPLOYEES. Borrower has obtained agreements, which contain nondisclosure and assignment of invention provisions and non-competition provisions, from each of its employees and consultants whose responsibilities require access to confidential and proprietary information of Borrower. Borrower has complied in all material respects with all applicable and material state and federal laws respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws related to employment, and there are no arrears in the payment of wages, or social security taxes.

          2.18 TRANSACTIONS WITH AFFILIATES AND STOCKHOLDERS. No stockholder, officer, director or employee of Borrower, nor any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), is presently a party to any transaction with Borrower, including without limitation, any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to, any such person or entity.

          2.19 BOOKS AND RECORDS. The minute books of Borrower furnished to counsel to Lender for review contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof. The stock ledger and stock transfer records of Borrower furnished by American Stock Transfer & Trust Company to counsel to Lender for review is complete and reflects all issuances, transfers of which Borrower is aware, repurchases and cancellations of shares of capital stock of Borrower.

          2.20 STOCKHOLDER AGREEMENTS. There are no agreements, written or oral, which are (i) between Borrower and any holder of its capital stock, or (ii) to the knowledge of Borrower, among any persons holding five percent (5%) or more of Borrower's capital stock, relating to the acquisition, disposition or voting of the capital stock of Borrower.

          2.21 ERISA. Borrower has no employee benefit plans subject to the Employment Retirement Income Security Act of 1974.

          2.22 ACCOUNTS RECEIVABLE. All accounts receivable of Borrower (including those reflected on the Balance Sheet or acquired on or prior to the Closing Date) arose in the ordinary and usual course of business of Borrower, represent valid obligations due to Borrower and have been collected or are, to Borrower's best knowledge, collectible in the ordinary and usual course of business of Borrower in the aggregate recorded amounts thereof in accordance with their terms less in the case of accounts receivable reflected in the Financial Statements, all allowance for doubtful accounts marked therein, and in the case of accounts receivable thereafter, all allowances for doubtful accounts consistent with past practices of Borrower.

          2.23 HAZARDOUS WASTES AND SUBSTANCES. Neither the operations of Borrower nor the use of its assets violates any applicable federal, state or local law, statute, ordinance, rule, regulation, memorandum of understanding, order or notice requirement pertaining to the collection, transportation, storage, treatment, discharge, release or disposal of hazardous or non-hazardous waste or substances, including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C, Sections 9601 ET SEQ.), as amended from time to time on or before the Closing Date ("CERCLA") (including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and such regulations promulgated under CERCLA on or before the Closing Date, (ii) the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 ET SEQ.), as amended from time to time ("RCRA") on or before the Closing Date, and such regulations promulgated under RCRA, or (iii) any applicable federal, state or local laws or regulations relating to the environment in effect or on the Closing Date (collectively, the "Applicable Environmental Laws"). None of the operations of Borrower has ever been conducted nor have any of its assets been used in such a manner as to constitute a violation of any of the Applicable Environmental Laws. No notice has been served on Borrower by any person or Governmental Entity regarding any existing, pending or threatened investigation or inquiry related to violations under any Applicable Environmental Law, or regarding any claims for corrective action, remedial obligations or contribution for removal costs or damages under any Applicable Environmental Law, or regarding the designation of Borrower or any of its affiliates as a potentially responsible party for any facility under the Applicable Environmental Laws, nor does any fact or circumstance exist which, if disclosed publicly, would be reasonably likely to result in the service on Borrower of any such notice. There has been no action taken, or omitted to be taken by Borrower which has caused, or would be reasonably likely to cause, a "release" of any "hazardous substance" at any "facility," without limitation, within the meaning of such terms as defined in the Applicable Environmental Laws.

          2.24 DISCLOSURES. Neither this Agreement nor any Exhibit hereto, nor any certificate or other instrument furnished to Lender or its counsel by Borrower in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                    ARTICLE III
                             INVESTMENT REPRESENTATIONS

          3.1 INVESTMENT REPRESENTATIONS. This Agreement is made with the Lender in reliance on the following specific representations to the Borrower that:

                    (a) The Notes, Shares and the Warrants issued to Lender hereunder will be acquired for the Lender's own account, not as a nominee or agent, and the Lender has no present intention of selling, granting participation in, or otherwise distributing the same in violation of the registration requirements of the Securities Act of 1933, as amended (the "Act").

                    (b) The Lender understands that the Notes, Shares and the Warrants represent a speculative investment, and the Lender is able, without impairing its financial condition, to hold the Notes, Shares and the Warrants for an indefinite period of time and to suffer a complete loss of the Lender's investment. The Lender is aware of and has investigated the Borrower's business, management and financial condition, has had the opportunity to inspect the

          Borrower's facilities and has had access to such other information about the Borrower as the Lender has deemed necessary or desirable to reach an informed and knowledgeable decision to acquire the Notes, Shares and the Warrants.

                    (c) The Lender understands, except as set forth in the Registration Rights Agreement, that the Shares, the Warrants and the Warrant Shares will not be registered under the Act by reason of, among other things, reliance upon certain exemptions therefrom, and that the reliance of the Borrower on such exemptions is predicated upon, among other things, the bona fide nature of the Lender's investment intent as expressed herein.

                    (d) The management of the Lender is experienced in evaluating and investing in securities of companies in the development stage and has made investments in securities other than those of the Borrower. The Lender acknowledges that by reason of its business or financial experience, it has the ability to bear the economic risk of its investment pursuant to this Agreement.

          3.2 RULE 144. The Lender understands that the Notes, the Shares, the Warrants, and the Warrant Shares, are restricted securities within the meaning of Rule 144 under the Act; that such securities are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available; that, in any event, the exemption from registration under Rule 144 will not be available for at least one year, and even then will not be available unless: (i) a public trading market then exists for the Notes, the Shares, the Warrants and the Warrant Shares, (ii) adequate information concerning the Company is then available to the public; and (iii) the other terms and conditions of Rule 144 are complied with, including, among other things, the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold in any three-month period shall not exceed specified limitations; and that any sale of such securities may be made by the Lender only in limited amounts in accordance with such terms and conditions if the Lender is an affiliate of the Borrower or has held such securities less than two years.

          3.3  INDEPENDENT INVESTIGATION: ACCREDITED INVESTOR.   The Lender
     has had a reasonable opportunity to ask questions of and receive answers from the Borrower concerning the Borrower and the purchase hereunder, and all such questions, if any, have been answered to the full satisfaction of the undersigned. In making its investment decision to purchase the Notes, the Shares, and the Warrants, the Lender is not relying on any oral or written representations or assurances from the Borrower or any other person other than as set forth in this Agreement or in a document executed by a duly authorized representative of the Borrower making reference to this Agreement. The Lender has such experience in business and financial matters that it is capable of evaluating the risk of its investment and determining the suitability of its investment. The Lender is an "accredited investor" as defined in Rule 501 of Regulation D and by reason of the Lender's professional advisors, has the capacity to protect its own interest in connection with this purchase.

          3.4 ECONOMIC RISK. The Lender understands and acknowledges that an investment in the Notes and the Warrant involves a high degree of risk, including a possible total loss of investment in the Notes and the Warrant. In making this statement, the Lender hereby represents and warrants that the Lender has adequate means of providing for the Lender's current needs and contingencies and the Lender is able to afford to hold the Notes and the Warrant for an indefinite period.

          3.5 NO GOVERNMENT RECOMMENDATION OR APPROVAL. The Lender understands that no United States federal or state agency or similar agency of any other country has passed up or made any recommendation or endorsement of the Borrower, this transaction or the purchase of the Notes and Warrant.

          3.6 RELIANCE ON REPRESENTATION. This Agreement is made by the Borrower with the Lender in reliance upon the Lender's representations and covenants made in this Article III.

          3.7 NO REGISTRATION. The Lender understands that the Notes, the Shares, and the Warrants have not been registered under the Act and are being issued pursuant to an exemption from registration contained in the Act, which is based, in part, upon the representations of the Lender contained herein.

          3.8 NO PUBLIC SOLICITATION. The Lender knows of no public solicitation or advertisement of an offer in connection with the issuance of the Notes, the Shares and the Warrants.

          3.9 INVESTMENT INTENT. The Lender represents and warrants to the Borrower that the Lender has no present plan or intention of selling the Notes, the Shares, and the Warrants in violation of the registration requirements of the Act, has made no predetermined arrangements to sell the Notes, the Shares, and the Warrants in violation of the terms of this Agreement, and that the purchase and sale hereunder, together with any subsequent resale of the Notes, the Shares and the Warrants, is not part of a plan or scheme to evade the registration provisions of the Act.

          3.10 NO SALE IN VIOLATION OF THE ACT. The Lender further covenants that the Lender will not make any sale, transfer or other disposition of the Notes, the Shares and the Warrants in violation of the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder.

          3.11 NO RELIANCE ON TAX ADVICE. The Lender has reviewed with its own tax advisors foreign, federal, and state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. The Lender is relying solely on such advisors and not on any of its agents and understands that the Lender (and not the Borrower) shall be responsible for the Lender's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

          3.12 INDEPENDENT LEGAL ADVICE. The Lender acknowledges that the Lender has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel. The Lender is relying solely on such counsel and not on any statements or representations of the Borrower or any of its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

          3.13 NOT AN AFFILIATE. The Lender is not an officer, director or "Affiliate" (as the term defined in Rule 405 and Rule 501(b) of the Act) of the Borrower.

                                     ARTICLE IV
                                    THE CLOSING


          4.1 TIME AND PLACE. Subject to the provisions hereto, the initial closing and the closing of subsequent advances of the purchase and sale of the Notes, the Shares and the Warrants (the "Closings") will take place on the dates agreed to by the parties (the "Closing Dates"), at the offices of Graham & James LLP, Sacremento, California, unless another time and place are agreed to by the parties.

          4.2 CONDITIONS TO THE OBLIGATION OF BORROWER. The obligation of Borrower to effect each Closing is subject to Lender delivering, or causing to be delivered, to Borrower at the Closing the following:

                    4.2.1 The sum of $1,200,000 as provided in Section 1.1 hereof on the first Closing Date and the sum of $650,000 on January 15, 1999 (the "Second Closing Date")..

                    4.2.2  The Agreement.

               4.3 CONDITIONS TO THE OBLIGATION OF LENDER. The obligation of Lender to effect the Closing is subject to Borrower delivering, or causing to be delivered, to Lender at the initial Closing the following documents:

                    4.3.1 copies of the charter of Borrower and all amendments thereto and a certificate of an Officer of Borrower certifying that there have been no amendments to such charter since such date, and copies, certified by the Secretary of Subsidiary as of the Closing Date, of the charter of Subsidiary and all amendments thereto. Copies of the charter of Borrower certified by the Secretary of State of Delaware will be provided on or before January 8, 1999;

                    4.3.2 copies, certified by the Secretary of each of Borrower and Subsidiary as of the Closing Date, of the bylaws of Borrower, and all amendments thereto;

                    4.3.3  the Agreement;

                    4.3.4  the Note in the principal amount of up to $1,850,000;

                    4.3.5 the Warrant to purchase 2,428,242 shares of Common Stock;

                    4.3.6  the Security Agreement of Borrower;

                    4.3.7  the Registration Rights Agreement;

                    4.3.8 a certificate of an Officer of Borrower to the effect that the representations and warranties of Borrower herein contained shall be true as of and at the Closing Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; and further to the effect that Borrower shall have performed and complied with all covenants required by this Agreement to be performed or complied with by each before the Closing Date;

               4.4. SUBSEQUENT ADVANCES. Upon the advance by Lender of the additional $650,000 on or before January 15, 1999, additional Warrants and Shares will be issued in accordance with Section 1.2 and the Recitals under this Agreement.

               4.5. POST-CLOSING COVENANTS. The Borrower agrees to comply with the following post-closing covenants:

                    4.5.1. As soon as reasonably practicable, Borrower will deliver, or cause its transfer agent to deliver, a certificate representing 610,170 shares of Common Stock, dated December 31, 1998, representing prepaid interest on the initial $1,200,000 advance.

                    4.5.2. In the event that the Lender timely satisfies all conditions under this Agreement and lends an additional $2,350,000 on or prior to March 1, 1999, Lender will be issued an aggregate of 8,545,532 in shares (for prepaid interest) and five-year warrants exercisable at $.75 per share to purchase common shares on terms substantially similar to those in this Agreement.

                    4.5.3 On or prior to January 8, 1999, Lender will be provided with copies, certified by the Secretary of Borrower as of the initial Closing Date, of resolutions duly adopted by the board of directors of Borrower authorizing the execution and delivery by Borrower of the Transaction Documents and all other agreements attached hereto as Exhibits or contemplated herein, the completion of the sale of the Note, the Shares and Warrants and the taking of all such other corporate action as shall have been required as a condition to, or in connection with, the sale of the Note, the Shares and Warrants;

                    4.5.4. Financing statements on Form UCC -1 as Lender may request, and such other assignments, agreements and other documents (including documents for filing or recording) as Lender may request so as to perfect its security interest in the collateral described in the Security Agreement will be provided to Lender upon request, including, execution and delivery to Lender of all documentation requested by Lender to perfect a security interest in and to and in favor of Lender as to all Intellectual Property in such manner and form as required to allow the same to be perfected by filing and/or recording in accordance with all laws, rules, and regulations of the United States Patent Office pertaining thereto;

                    4.5.5 As soon as reasonably practicable, Borrower shall take steps to cause the appointment or election of two persons to the Borrower's Board of Directors as designated by Lender to serve until the Borrower's 1999 annual meeting of stockholders and until their successors have been elected and qualified.


                                     ARTICLE V
                                 GENERAL PROVISIONS

          5.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements contained in this Agreement shall survive the Closing and each advance hereunder.

          5.2 NOTICES. All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by telecopier (with receipt confirmed) or mailed by registered or certified first class mail, postage prepaid, return receipt requested to the parties hereto at the address set forth below (as the same may be changed from time to time by notice similarly given) or the last known business or residence address of such other person as may be designated by either party hereto in writing.

          (a)  If to Borrower:     The RiceX Company
                                   1241 Hawk's Flight Court
                                   El Dorado Hills, California 95762
                                   Attention:Daniel McPeak, Chairman of the
                                   Board

          (b)  If to Lender:       FoodCeuticals, LLC.
                                   The Abbey
                                   355 Madison Avenue
                                   Morristown, New Jersey 07960
                                   Attention:  Mr. Joseph Bellantoni

          5.3 MISCELLANEOUS. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder.

          5.4 PUBLICITY. Borrower and Lender promptly shall advise and cooperate with the other prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release with respect to this Agreement or the transactions contemplated hereby, provided that Borrower shall be permitted to issue any press release or make such other public disclosure as may be required by law without the consent of the Lender. Notwithstanding the foregoing, without the prior consent of Lender, neither Borrower nor any of its directors, officers, employees or agents shall issue any press release which includes the name of Lender or any of Lender's affiliates, unless otherwise required by applicable law.

          5.5  ASSIGNMENT.

               (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Borrower (whether by operation of law or otherwise) without the prior written consent of the Lender.

               (b) Lender may assign its rights and obligations hereunder, under the Notes, or any of them, the Warrant or any other Transaction Document, subject to any applicable restrictions under Federal and state securities laws, to any other person who shall participate with Lender in the purchase of the Notes and Warrant, subject to the terms hereof and upon prior written notice to Borrower. Each such assignee (an "Assignee") shall execute an Assignment and Acceptance and upon the execution of such Assignment and Acceptance by such Assignee, (i) the Assignee shall be a "Lender" hereunder and, to the extent provided in the Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender (an "Assignor") shall, to the extent provided in the Assignment and Acceptance, be released from its obligations hereunder.

               (c) An Assignor hereunder shall, if requested by the Assignee, deliver the Notes and Warrant in favor of such Assignor to the Borrower, and the Borrower shall issue replacement Notes and Warrant in favor of the Assignor and the Assignee in the amounts and for such shares as are indicated in the Assignment and Acceptance. The replacement Warrant shall be issued for an exercise price per share equal to the exercise price set forth in the Warrant to be delivered to Borrower under this Section 5.5(c).

          5.6 SCHEDULES. All statements contained in any exhibit, schedule, appendix, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder.

          5.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which constitutes an original execution and, in the aggregate, constitute a single document.

          5.8 EXPENSES OF DISPUTE RESOLUTION. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any of the other Transaction Documents, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled.

          5.9 SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

          5.10 ADDITIONAL AGREEMENTS. It is understood and agreed that promptly after the Closing the following additional agreement shall be entered into:

               5.10.1 a Distribution Agreement between the Borrower and Lender (or its designee) whereby Lender or its designee shall have the right to distribute the Borrower's products on terms no less favorable than are granted to other persons.

          5.11 GOVERNING LAW This Agreement and the Note shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

          5.12 DEFAULT. Any default under the Note shall operate as a default under this Agreement.

          5.13. FURTHER ASSURANCES. Each of the parties hereto covenants, without the need for any additional consideration, that it will take such further actions and execute upon request any further documents as may be reasonably required to fully effectuate the terms, conditions and intent of this Agreement.

                             BORROWER'S SIGNATURE PAGE

     IN WITNESS WHEREOF, Borrower has signed this Agreement as of the date first written above.


                              The RiceX Company




                         By:  /s/ Daniel L. McPeak
                              ---------------------------------------
                              Daniel L. McPeak, Chairman of the Board

                              LENDER'S SIGNATURE PAGE

          IN WITNESS WHEREOF, Lender has signed this Agreement as of the date first written above.


                              FoodCeuticals, LLC




                         By:  /s/ Joseph Bellantoni
                              ---------------------------------------
                              Name: Joseph Bellantoni
                              Title:  Managing Member